Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 27, 2018
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER 2017 AND FULL YEAR 2017 FINANCIAL RESULTS

Worthington, Ohio – February 27, 2018 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the fourth quarter and the year ended December  31, 2017.

Highlights

•	Income before income tax expense was $1.0 million for the three months ended December 31, 2017 and increased $415,000, or 70.2%, compared to $591,000 for the three months ended December 31, 2016.
•	Income before income tax expense was $3.5 million for the year ended December 31, 2017 and increased $1.1 million, or 42.0%, compared to $2.4 million for the year ended December 31, 2016.
•

Diluted earnings per common share for the year ended December 31, 2017, was $0.04 per diluted common share, compared to $0.05 per diluted common share for the year ended December 31, 2016.  Excluding the impact of the Tax Cuts and Jobs Act (discussed below), diluted earnings per common share for the year ended December 31, 2017 would have been $0.09 per share.

•	Net loans increased $60.3 million, or 17.4%, to $406.4 million at December 31, 2017 compared to $346.1 million at December 31, 2016.
•	Criticized and classified assets decreased 13.4% since December 31, 2016. Credit quality remains strong with net recoveries of $45,000 for the year ended December 31, 2017.
•

The Company’s outstanding shares of Series B Preferred Stock were converted into shares of Common Stock of the Company, effective October 6, 2017, which resulted in the elimination of the preferred dividend payments beginning with the 4th quarter of 2017 in the aggregate amount of approximately $187,500 quarterly, or approximately $750,000 annually.

Impact of Tax Cuts and Jobs Act

On December 22, 2017, the “Tax Cuts and Jobs Act” was enacted into law reducing the federal corporate tax rate to 21%, effective January 1, 2018.  The Company conducted a revaluation of its existing deferred tax asset (DTA) to reflect the impact of the new tax rates, which resulted in the Company recording an additional tax expense in the fourth quarter of 2017 in the amount of $979,000, which impacts comparability of net income (after tax) between periods.  The tables below summarize the impact of the additional tax expense related to the new tax law on the Company’s fourth quarter and full year 2017 reported net income:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	Var $	Var %	2017	2016	Var $	Var %
As Reported (GAAP):
Income before income tax expense	$1,006	$591	415	70%	$3,461	$2,437	1,024	42%
Income tax expense	1,305	207	1,098	530%	2,115	810	1,305	161%
Net income (loss)	$(299)	$384	(683)	-178%	$1,346	$1,627	(281)	-17%
Dividends on Series B preferred stock and accretion of discount	(23)	(214)	191	-89%	(666)	(857)	191	-22%
Earnings (loss) attributable to common stockholders	$(322)	$170	(492)	-289%	$680	$770	(90)	-12%

Diluted earnings (loss) per common share	$(0.01)	$0.01	(0.02)		$0.04	$0.05	(0.01)

Excluding impact of new tax legislation (non-GAAP):
Income before income tax expense	$1,006	$591	415	70%	$3,461	$2,437	1,024	42%
Income tax expense (1)	326	207	119	57%	1,136	810	326	40%
Net income (loss)	$680	$384	296	77%	$2,325	$1,627	698	43%
Dividends on Series B preferred stock and accretion of discount	(23)	(214)	191	-89%	(666)	(857)	191	-22%
Earnings (loss) attributable to common stockholders	$657	$170	487	286%	$1,659	$770	889	115%

Diluted earnings (loss) per common share	$0.03	$0.01	0.02		$0.09	$0.05	0.04

(1) Impact of new tax legislation:	Fourth Quarter 2017				Full Year 2017
Income tax expense as reported	$1,305				$2,115
Impact of new tax legislation due to revaluation of DTA	979				979
Income tax expense, excluding impact of new tax legislation	$326				$1,136

Note: Certain tax legislation amounts are considered reasonable estimates as of December 31, 2017.  As a result, this amount could be adjusted during the measurement period, which will end in December 2018.

Overview of Results

The Company’s income before income tax expense for the quarter ended December 31, 2017 totaled $1.0 million and increased $415,000, or 70.2%, compared to $591,000 for the quarter ended December 31, 2016.  The increase in income before income tax expense was due to an $825,000 increase in net interest income, partially offset by a $382,000 increase in noninterest expense, and a $28,000 decrease in noninterest income.

Net income (loss) for the three months ended December 31, 2017 totaled ($299,000) and decreased $683,000, compared to net income of $384,000 for the three months ended December 31, 2016.  The decrease in net income was due to a $1.1 million increase in income tax expense, a $382,000 increase in noninterest expense, and a $28,000 decrease in noninterest income, partially offset by an $825,000 increase in net interest income.  Excluding the impact of the adjustment to income tax expense related to the enactment of the Tax Cuts and Jobs Act, as discussed above, net income for the fourth quarter 2017 would have been $680,000, reflecting an increase of $296,000, or 77.1%, compared to the fourth quarter 2016.

Net income (loss) attributable to common stockholders for the quarter ended December 31, 2017, totaled ($322,000), or ($0.01) per diluted common share, and decreased $492,000, compared to net income attributable to common stockholders of $170,000, or $0.01 per diluted common share, for the quarter ended December 31, 2016.  For the quarter ended December 31, 2017, the accretion of discount from the Company’s Series B Preferred Stock increased the net loss by $23,000.  For the three months ended December 31, 2016, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000.  The decrease in the preferred dividends on the Series B preferred stock and accretion of discount is due to the conversion of the Company’s Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, resulting in the elimination of the preferred dividend payments beginning with the fourth quarter of 2017 of approximately $187,500 quarterly.  Excluding the impact of the additional income tax expense recorded in the fourth quarter related to the enactment of the Tax Cuts and Jobs Act, as discussed above, net income attributable to common stockholders for the quarter ended December 31, 2017 would have been $657,000, or $0.03 per share.

The Company’s income before income tax expense for the year ended December 31, 2017 totaled $3.5 million and increased $1.1 million, or 42.0%, from $2.4 million at December 31, 2016.  The increase in income before income tax expense was due to a $2.4 million increase in net interest income and a $230,000 decrease in provision expense, partially offset by a $1.1 million increase in noninterest expense, and a $434,000 decrease in noninterest income.

Net income for the year ended December 31, 2017 totaled $1.3 million and decreased $281,000, compared to net income of $1.6 million for the year ended December 31, 2016.  The decrease in net income was due to a $1.3 million increase in tax expense, a $1.1 million increase in noninterest expense, and a $434,000 decrease in noninterest income, partially offset by a $2.4 million increase in net interest income and a $230,000 decrease in provision expense.  Excluding the impact of the additional income tax expense recorded in the fourth quarter related to the enactment of the Tax Cuts and Jobs Act, as discussed above, net income for the year ended December 31, 2017 would have been $2.3 million, reflecting an increase of 698,000, or 42.9%, compared to the year ended December 31, 2016.

Net income attributable to common stockholders for the year ended December 31, 2017, totaled $680,000, or $0.04 per diluted common share, and decreased $90,000, compared to net income attributable to common stockholders of $770,000, or $0.05 per diluted common share, for the year ended December 31, 2016.  For the year ended December 31, 2017, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $666,000 compared to $857,000 for the year ended December 31, 2016.  The decrease in the preferred dividends on the Series B preferred stock and accretion of discount is due to the Company’s conversion of its Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, resulting in the elimination of the preferred dividend payments beginning with the fourth quarter of 2017 of approximately $187,500 quarterly.  Excluding the impact of the additional income tax expense recorded in the fourth quarter related to the enactment of the Tax Cuts and Jobs Act, as discussed above, net income attributable to common stockholders for the year ended December 31, 2017 would have been $1.7 million, or $0.09 per share.

Timothy T. O’Dell, President and CEO, commented, “We’re encouraged to see the earnings leverage impact as our balance sheet grows through quality loans.  Loans increased by $60 million during 2017, while pretax earnings grew by 70%.  Our primary focus remains on driving shareholder as well as franchise value through increased earnings along with expanding our footprint (most recently adding a Cincinnati presence) and added product offerings including equipment leasing, interest rate swaps and expanded SBA lending capabilities.  We continue to execute relentlessly those growth strategies which we laid out initially.  We’re highly enthusiastic about 2018 as we believe it has the potential to be a breakout year in terms of further elevating our earnings and EPS performance!”

Net interest income.  Net interest income totaled $3.7 million for the quarter ended December 31, 2017 and increased $825,000, or 28.7%, compared to $2.9 million for the quarter ended December 31, 2016.  The increase in net interest income was primarily due to a $1.0 million, or 27.3%, increase in interest income, partially offset by a $197,000, or 22.6%, increase in interest expense.  The increase in interest income was primarily attributed to a $38.7  million, or 9.7%, increase in average interest-earning assets outstanding and a 60bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $14.7 million, or 4.6%, increase in average interest-bearing liabilities and a 19bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.40% for the quarter ended December 31, 2017 increased 50bps compared to the net interest margin of 2.90% for the quarter ended December 31, 2016.

Net interest income totaled $13.7 million for the year ended December 31, 2017 and increased $2.4 million, or 20.9%, compared to $11.3 million for the year ended December 31, 2016.  The increase in net interest income was primarily due to a $2.8 million, or 19.4%, increase in interest income, partially offset by a $438,000, or 14.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $52.8 million, or 15.0%, increase in average interest-earnings assets outstanding, and a 16bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $20.4 million, or 7.0%, increase in average interest-bearing liabilities outstanding and a 8bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.38% for the year ended December 31, 2017 increased 17 bps compared to net interest margin of 3.21% for the year ended December 31, 2016.

Robert E. Hoeweler, Chairman of the Board, added “We are extremely pleased by the continued strong performance in all facets of our business. This Leadership Team continues to significantly outperform. With our shelf registration in place we have the fuel to support continued growth plus pursue strategic acquisitions if and when opportunities arise.”

Provision for loan and lease losses.  The provision for loan and lease losses totaled $0 and $0 for the quarters ended December 31, 2017 and December 31, 2016, respectively, which is due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the quarter ended December 31, 2017 totaled $6,000, compared to net recoveries of $32,000 for the quarter ended December 31, 2016.

The provision for loan and lease losses totaled $0 for the twelve months ended December 31, 2017 and decreased $230,000, compared to $230,000 for the twelve months ended December 31, 2016.  The decrease in the provision for loan and lease losses for the year ended December 31, 2017 was primarily due to continued improved credit quality, favorable trends in certain qualitative factors and net recoveries for the twelve months ended December 31, 2017.  Net recoveries for the year ended December 31, 2017 totaled $45,000 compared to net recoveries of $75,000 for the year ended December 31, 2016.  The ratio of the ALLL to nonperforming loans at December 31, 2017 improved to 1483.0% compared to 983.7% at December 31, 2016.

Noninterest income.  Noninterest income for the quarter ended December 31, 2017 totaled $205,000 and decreased $28,000, or 12.0%, compared to $233,000 for the quarter ended December 31, 2016. The decrease was primarily due to a $32,000 decrease in net gain on sale of loans as a result of lower sales volume.

Noninterest income for the year ended December 31, 2017 totaled $743,000, and decreased $434,000, or 36.9%, compared to $1.2 million for the year ended December 31, 2016.  The decrease was primarily due to a $332,000 decrease in service charges on deposit accounts, a $59,000 decrease in net gains on sales of loans, and a $45,000 decrease in other noninterest income.  The decrease in service charges on deposit accounts was primarily related to a decrease in overdraft fee income.  The decrease in net gains on sales of loans was due to low sales volume.  The decrease in other noninterest income was due to decreased activity related to the Company’s joint ventures.

Noninterest expense.  Noninterest expense for the quarter ended December 31, 2017 totaled $2.9 million and increased $382,000, or 15.2%, compared to $2.5 million for the quarter ended December 31, 2016.  The increase in noninterest expense during the three months ended December 31, 2017 was primarily due to a $269,000 increase in salaries and employee benefits expense, a $90,000 increase in professional fees and the aggregate of several smaller increases in various other categories (including directors fees, regulatory assessment, occupancy and equipment, franchise and other taxes), which was partially offset by a $69,000 decrease in data processing expenses. The increase in salaries and employee benefits was due to an increase in experienced commercial lenders and treasury management personnel; an increase in credit and finance personnel to support our growth, infrastructure and risk management practices; and an increase in personnel associated with the opening of our branch and expansion into the Cincinnati market during the third quarter of 2017.  The increase in professional fees was primarily due to legal, accounting and consulting services related to the preferred stock conversion, shelf registration and other projects that occurred during the fourth quarter of 2017.  The decrease in data processing expense was due to a systems conversion project that occurred during the fourth quarter of 2016.

Noninterest expense for the year ended December 31, 2017 totaled $11.0 million and increased $1.1 million, or 11.5%, compared to the $9.8 million for the year ended December 31, 2016.  The overall increase in operating expenses is primarily attributed to a $1.1 million increase in salaries and employee benefits.  The increase in salaries and employee benefits was due to an increase in experienced commercial lenders and treasury management sales personnel, coupled with an increase in personnel in operations, credit, finance, and information technology to support our growth, infrastructure and risk management practices.  Also, there was an increase in personnel associated with the opening of our Glendale office in the third quarter of 2017, as we expanded into the Cincinnati market.

Income tax expense.  Income tax expense was $1.3 million for the quarter ended December 31, 2017, an increase of $1.1 million compared to $207,000 for the quarter ended December 31, 2016.  Due to the new tax law enacted in December 2017, the Company recorded an additional tax expense of $979,000 during the fourth quarter of 2017 due to a revaluation of the Company’s deferred tax asset to reflect the impact of the new tax rates.  As a result, the effective tax rate for the quarter ended December 31, 2017 increased to approximately 129.7%, as compared to approximately 35.0% for the quarter ended December 31, 2016.

Income tax expense totaled $2.1 million for year ended December 31, 2017, an increase of $1.3 million, or 161.1%, compared to $810,000 for year ended December 31, 2016.  As previously mentioned, the Company recorded an additional tax expense of $979,000 during the fourth quarter of 2017 due to a revaluation of the Company’s deferred tax asset to reflect the impact of the new tax rates. As a result, the effective tax rate for the year ended December 31, 2017 increased to approximately 61.1%, as compared to approximately 33.2% for the year ended December 31, 2016.

Balance Sheet Activity

General.  Assets totaled $481.4 million at December 31, 2017 and increased $45.3 million, or 10.4%, from $436.1 million at December 31, 2016.  The increase was primarily due to a $60.3 million increase in net loan balances, partially offset by a $12.4 million decrease in cash and cash equivalents and a $2.3 million decrease in securities available for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $45.5 million at December 31, 2017, and decreased $12.4 million, or 21.5%, from $57.9 million at December 31, 2016.  The decrease in cash and cash equivalents was primarily a result of funding loan growth.

Securities.  Securities available for sale totaled $11.8 million at December 31, 2017, and decreased $2.3 million, or 16.3%, compared to $14.1 million at December 31, 2016.  The decrease was primarily due to scheduled maturities and repayments.

Loans and Leases.    Net loans and leases totaled $406.4 million at December 31, 2017, and increased $60.3 million, or 17.4%, from $346.1 million at December 31, 2016. The increase was primarily due to a $30.6 million increase in commercial loan balances, a $17.0 million increase in construction loan balances, a $6.6 million increase in commercial real estate loan balances, a $3.0 million increase in single-family residential loan balances, a $1.7 million increase in total consumer loan balances, and a $1.4 million increase in multi-family residential loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at December 31, 2017, and increased $45,000, or 0.6%, from $6.9 million at December 31, 2016.  The increase in the ALLL is due to net recoveries during the twelve months ended December 31, 2017.  The ratio of the ALLL to total loans was 1.69% at December 31, 2017, compared to 1.96% at December 31, 2016.  In addition, the ratio of the ALLL to nonperforming loans improved to 1483.0% at December 31, 2017, compared to 983.7% at December 31, 2016.

Foreclosed assets.  Foreclosed assets totaled $0 at December 31, 2017 compared to $204,000 at December 31, 2016.  Foreclosed assets at December 31, 2016 consisted of one single-family residential property that was transferred into REO at fair value in December 2016.  This property was sold during the second quarter of 2017.

Deposits.  Deposits totaled $419.0 million at December 31, 2017, an increase of $43.7 million, or 11.6%, from $375.4 million at December 31, 2016.  The increase is primarily attributed to a $23.8 million increase in checking account balances, a $9.9 million increase in certificate of deposit account balances, a $9.0 million increase in money market account balances, and a $1.0 million increase in savings account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.

Stockholders’ equity. Stockholders’ equity totaled $40.3 million at December 31, 2017, an increase of $969,000, or 2.5%, from $39.3 million at December 31, 2016.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividend paid on the Company’s Series B Preferred Stock and the additional tax expense recorded during the fourth quarter of 2017 related to the new tax law enacted in December 2017.

Conversion of Preferred Stock to Common Stock

On September 29, 2017, the Company announced the conversion of its Series B Preferred Stock into shares of Common Stock of the Company.  The conversion was effective October 6, 2017, and resulted in the conversion of all 480,000 of the Company’s issued and outstanding shares of Series B Preferred Stock into approximately 6,857,143 shares of Common Stock.

The conversion of the Series B Preferred Stock results in the elimination of the non-cumulative preferred dividend payments on the Series B Preferred Stock beginning with the 4th quarter of 2017.  The preferred dividends, in the aggregate amount of approximately $187,500 quarterly, or approximately $750,000 annually, will not be payable by the Company going forward.

Stock Repurchase Program

In May 2016, the Company announced that its Board of Directors adopted a stock repurchase program pursuant to which the Company was authorized to repurchase up to 3% of the Company’s common stock over the subsequent six-month period.  The Board of Directors subsequently approved the continuation of this stock repurchase program through November 10, 2017.  Pursuant to the stock repurchase program, the Company repurchased a total of 21,300 shares of common stock for an aggregate purchase price of $30,000.  All repurchased shares are held by the Company as treasury stock.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per share of common stock, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the “Holding Company”) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan and lease losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to effectively manage our growth;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by their regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan and lease losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to maintain consistent earnings or profitability in the future;
•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2017	2016	% change	2017	2016	% change

Total interest income	$4,769	$3,747	27%	$17,207	$14,409	19%
Total interest expense	1,068	871	23%	3,534	3,096	14%
Net interest income	3,701	2,876	29%	13,673	11,313	21%

Provision for loan and lease losses	-	-	n/m	-	230	-100%
Net interest income after provision for loan and lease losses	3,701	2,876	29%	13,673	11,083	23%

Noninterest income
Service charges on deposit accounts	119	129	-8%	409	741	-45%
Net gain on sales of loans	5	37	-86%	75	134	-44%
Other	81	67	21%	259	302	-14%
Noninterest income	205	233	-12%	743	1,177	-37%

Noninterest expense
Salaries and employee benefits	1,624	1,355	20%	6,074	4,965	22%
Occupancy and equipment	168	147	14%	671	579	16%
Data processing	220	289	-24%	995	1,116	-11%
Franchise and other taxes	102	93	10%	366	358	2%
Professional fees	294	204	44%	988	1,148	-14%
Director fees	94	62	52%	312	228	37%
Postage, printing and supplies	37	38	-3%	175	168	4%
Advertising and promotion	57	39	46%	154	125	23%
Telephone	29	33	-12%	118	123	-4%
Loan expenses	46	47	-2%	170	141	21%
Foreclosed assets, net	-	16	-100%	18	65	-72%
Depreciation	58	52	12%	208	211	-1%
FDIC premiums	61	54	13%	282	222	27%
Regulatory assessment	32	3	967%	127	62	105%
Other insurance	22	25	-12%	92	109	-16%
Other	56	61	-8%	205	203	1%
Noninterest expense	2,900	2,518	15%	10,955	9,823	12%

Income before income taxes	1,006	591	70%	3,461	2,437	42%
Income tax expense	1,305	207	530%	2,115	810	161%
Net Income (loss)	$(299)	$384	-178%	$1,346	$1,627	-17%
Dividends on Series B preferred stock and accretion of discount	(23)	(214)	-89%	(666)	(857)	-22%
Earnings (loss) attributable to common stockholders	$(322)	$170	-289%	$680	$770	-12%

Share Data
Basic earnings (loss) per common share	$(0.01)	$0.01		$0.04	$0.05
Diluted earnings (loss) per common share	$(0.01)	$0.01		$0.04	$0.05

Average common shares outstanding - basic	22,796,359	16,037,823		17,928,141	16,020,847
Average common shares outstanding - diluted	22,796,359	16,150,989		19,286,352	16,059,031

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2017	2017	2017	2017	2016
Assets
Cash and cash equivalents	$45,498	$27,956	$34,199	$24,307	$57,941
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,773	11,878	12,925	14,007	14,058
Loans held for sale	1,124	3,509	649	830	2,812
Loans and leases	413,376	394,713	372,807	367,916	353,050
Less allowance for loan and lease losses	(6,970)	(6,964)	(6,958)	(6,942)	(6,925)
Loans and leases, net	406,406	387,749	365,849	360,974	346,125
FHLB and FRB stock	3,227	3,227	3,186	3,186	1,942
Foreclosed assets, net	-	-	-	204	204
Premises and equipment, net	3,533	3,572	3,394	3,409	3,429
Bank owned life insurance	5,065	5,030	4,997	4,963	4,930
Accrued interest receivable and other assets	4,699	5,880	6,310	4,481	4,571
Total assets	$481,425	$448,901	$431,609	$416,461	$436,112

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$89,588	$76,445	$85,129	$72,001	$72,779
Interest bearing	329,440	304,508	284,182	276,244	302,585
Total deposits	419,028	380,953	369,311	348,245	375,364
FHLB advances	13,500	19,000	13,500	21,500	13,500
Advances by borrowers for taxes and insurance	489	182	104	132	408
Accrued interest payable and other liabilities	2,992	3,061	3,543	1,860	2,393
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	441,164	408,351	391,613	376,892	396,820

Stockholders' equity	40,261	40,550	39,996	39,569	39,292
Total liabilities and stockholders' equity	$481,425	$448,901	$431,609	$416,461	$436,112

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2017	2017	2017	2017	2016	2017	2016

Earnings
Net interest income	$3,701	$3,504	$3,402	$3,066	$2,876	$13,673	$11,313
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$230
Noninterest income	$205	$195	$177	$166	$233	$743	$1,177
Noninterest expense	$2,900	$2,682	$2,753	$2,620	$2,518	$10,955	$9,823
Net Income (loss)	$(299)	$685	$556	$404	$384	$1,346	$1,627
Dividends on Series B preferred stock and accretion of discount	$(23)	$(214)	$(215)	$(214)	$(214)	$(666)	$(857)
Earnings (loss) available to common stockholders	$(322)	$471	$341	$190	$170	$680	$770
Basic earnings (loss) per common share	$(0.01)	$0.03	$0.02	$0.01	$0.01	$0.04	$0.05
Diluted earnings (loss) per common share	$(0.01)	$0.03	$0.02	$0.01	$0.01	$0.04	$0.05

Performance Ratios (annualized)
Return on average assets	(0.26%)	0.64%	0.54%	0.39%	0.36%	0.31%	0.43%
Return on average equity	(2.94%)	6.81%	5.60%	4.10%	3.92%	3.36%	4.19%
Average yield on interest-earning assets	4.38%	4.36%	4.30%	3.95%	3.78%	4.25%	4.09%
Average rate paid on interest-bearing liabilities	1.28%	1.16%	1.06%	1.03%	1.09%	1.14%	1.06%
Average interest rate spread	3.10%	3.20%	3.24%	2.91%	2.69%	3.11%	3.03%
Net interest margin, fully taxable equivalent	3.40%	3.47%	3.50%	3.14%	2.90%	3.38%	3.21%
Efficiency ratio	74.24%	72.51%	76.92%	81.06%	80.99%	75.99%	78.65%
Noninterest expense to average assets	2.51%	2.49%	2.66%	2.51%	2.38%	2.54%	2.60%

Capital
Tier 1 capital leverage ratio (1)	9.37%	9.99%	10.16%	9.88%	9.66%	9.37%	9.66%
Total risk-based capital ratio (1)	11.91%	12.22%	12.60%	12.47%	12.46%	11.91%	12.46%
Tier 1 risk-based capital ratio (1)	10.65%	10.97%	11.35%	11.22%	11.20%	10.65%	11.20%
Common equity tier 1 capital to risk weighted assets (1)	10.65%	10.97%	11.35%	11.22%	11.20%	10.65%	11.20%
Equity to total assets at end of period	8.36%	9.03%	9.27%	9.50%	9.01%	8.36%	9.01%
Book value per common share	$1.72	$1.75	$1.72	$1.69	$1.67	$1.72	$1.67
Tangible book value per common share	$1.72	$1.75	$1.72	$1.69	$1.67	$1.72	$1.67
Period-end market value per common share	$2.75	$2.42	$2.08	$2.14	$1.75	$2.75	$1.75
Period-end common shares outstanding	23,349,613	16,280,577	16,288,577	16,288,577	16,294,910	23,349,613	16,294,910
Average basic common shares outstanding	22,796,359	16,282,077	16,288,577	16,292,166	16,037,823	17,928,141	16,020,847
Average diluted common shares outstanding	22,796,359	24,520,626	17,621,111	17,634,698	16,150,989	19,286,352	16,059,031

Asset Quality
Nonperforming loans	$470	$1,038	$1,098	$1,385	$704	$470	$704
Nonperforming loans to total loans	0.11%	0.26%	0.29%	0.38%	0.20%	0.11%	0.20%
Nonperforming assets to total assets	0.10%	0.23%	0.25%	0.38%	0.21%	0.10%	0.21%
Allowance for loan and lease losses to total loans	1.69%	1.76%	1.87%	1.89%	1.96%	1.69%	1.96%
Allowance for loan and lease losses to nonperforming loans	1482.98%	670.91%	633.70%	501.23%	983.66%	1482.98%	983.66%
Net charge-offs (recoveries)	$(6)	$(6)	$(16)	$(17)	$(32)	$(45)	$(75)
Annualized net charge-offs (recoveries) to average loans	(0.01%)	(0.01%)	(0.02%)	(0.02%)	(0.04%)	(0.01%)	(0.02%)

Average Balances
Loans	$389,208	$372,346	$361,843	$329,618	$333,178	$363,254	$318,030
Assets	$461,945	$431,008	$413,786	$418,340	$422,681	$431,269	$377,820
Stockholders' equity	$40,747	$40,219	$39,748	$39,404	$39,204	$40,029	$38,802
(1) Regulatory capital ratios of CFBank